Exhibit 99.1

For Further Information Contact: Brian Ziel, (408) 658-1540 brian.ziel@seagate.com SEAGATE

SEAGATE TECHNOLOGY PLC DECLARES AND INCREASES QUARTERLY CASH DIVIDEND BY 19%

Dividend Payment Raised from $0.32 to $0.38 per Share per Quarter

CUPERTINO, Calif. —November 29, 2012 — Seagate Technology plc (NASDAQ: STX) today announced that the Board of Directors has approved a quarterly cash dividend for its second fiscal quarter 2013 of $0.38 per share. The dividend is payable December 28, 2012 to stockholders of record as of the close of business on December 14, 2012.

In addition the Board noted that due to potential tax law changes, the February 2013 dividend payable date has been accelerated for this quarter only.

“Seagate is confident in its ability to generate strong and sustainable operating cash flow. The increase in our quarterly dividend payment reflects our commitment to returning capital to our shareholders while also continuing to invest in our business.” said Steve Luczo, Seagate chairman and chief executive officer.

About Seagate

Seagate is a world leader in hard disk drives and storage solutions. Learn more at www.seagate.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about our plans, strategies and prospects and estimates of industry growth for the fiscal quarter ending December 28, 2012 and beyond. These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions. These forward-looking statements are based on information available to the Company as of the date of this document and are based on management’s current views and assumptions. These forward-looking statements are conditioned upon and also involve a number of known and unknown risks, uncertainties, and other factors that could cause actual results, performance or events to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control and may pose a risk to our operating and financial condition. Such risks and uncertainties include, but are not limited to; the uncertainty in global economic conditions as consumers and businesses may defer purchases in response to tighter credit and financial news, the impact of the variable demand and the adverse pricing environment for disk drives, particularly in view of current business and economic conditions; dependence on the Company’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements; and possible excess industry supply with respect to particular disk drive products; the Company’s ability to achieve projected cost savings in connection with restructuring plans and the risk that we will incur significant incremental costs in connection with the implementation of our recently executed transaction with Samsung Electronics Co., Ltd or that we will not achieve the benefits expected from such transactions. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission on October 31, 2012 which statements are incorporated into this document by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

# # #